Exhibit 1.01

Conflict Minerals Report

SunPower Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2023 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 29, 2024.

Unless the context indicates otherwise, the term “SunPower” refers to SunPower Corporation and its consolidated subsidiaries, and “Service Provider” refers to the third party retained by SunPower to assist with supplier outreach and data validation of the responses received from suppliers. Some of the compliance activities described in this Conflict Minerals Report were performed by the Service Provider in coordination with SunPower. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

This Conflict Minerals Report can be found on the SunPower website at: http://investors.sunpower.com/sec.cfm.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In particular, statements contained in this document that are not historical facts, including, but not limited to, statements concerning the additional steps that SunPower intends to take to mitigate the risk that its necessary 3TG benefit armed groups, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by SunPower’s direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG, and (3) political, regulatory, and economic developments, whether in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”), the United States or elsewhere. SunPower cautions readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. SunPower undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Overview; SunPower's Products and Applicability of the Conflict Minerals Rule

SunPower is a leading solar technology and energy services provider that offers fully integrated solar, storage and home energy solutions to customers primarily in the United States and Canada through an array of hardware, software, and financing options and “Smart Energy” solutions. Our Smart Energy initiative is designed to add layers of intelligent control to homes, buildings, and grids—all personalized through easy-to-use customer interfaces. SunPower products include solar panels and balance of systems components that can include inverters, combiner boxes, racking systems, mechanical and motorized systems, and electrical tracking, monitoring and controller systems. Each of the product areas that SunPower contracts to manufacture contains 3TG necessary to the functionality or production of such products. However, 3TG content continues to represent a small portion of the materials content of SunPower’s products.

For a further discussion of SunPower’s products, see its website and applicable periodic reports filed with the Securities and Exchange Commission (the “SEC”). The information contained on SunPower’s website and in its SEC filings is not incorporated by reference into this Conflict Minerals Report or SunPower's Form SD for 2023 and should not be considered part of this Conflict Minerals Report or the Form SD.

SunPower is multiple levels removed from the mining of minerals (3TG or otherwise). SunPower does not make purchases of raw ore or refined minerals directly from smelters or refiners and makes no purchases in the Covered Countries. However, through the efforts described in this Conflict Minerals Report, SunPower seeks to ensure its suppliers are sourcing responsibly.

SunPower does not seek to embargo sourcing of 3TG from the Covered Countries and encourages its suppliers to continue to source 3TG responsibly from the region.

Reasonable Country of Origin Inquiry

To complete the “reasonable country of origin inquiry” (the “RCOI”) required by the Conflict Minerals Rule, SunPower and its Service Provider engaged with suppliers to collect information about the presence and source of 3TG used in products and components supplied to SunPower. For its RCOI, to the extent applicable, SunPower utilized the same processes and procedures as for its due diligence, in particular Steps 1 and 2 of the OECD Guidance (as defined below), which are discussed later in this Conflict Minerals Report. For 2023, SunPower surveyed 21 suppliers as part of its RCOI.

The results of SunPower’s RCOI are discussed under “Findings Concerning Smelters and Refiners and Country of Origin Information.”

Due Diligence Measures

Design Framework

SunPower utilizes due diligence measures for 3TG that are intended to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”). The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Application of the framework constitutes a part of the program that SunPower has put in place to help ensure that the 3TG contained in its products are responsibly sourced.

Diligence Program

In furtherance of SunPower’s 3TG due diligence, it performed the due diligence measures discussed below for 2023.

Conflict Minerals Requirements in the Supplier Code of Conduct; Training Resources; Grievance Mechanism

SunPower’s Supplier Code of Conduct includes supplier requirements regarding Conflict Minerals and reinforces the expectation that responsible 3TG sourcing is integral to SunPower’s supplier operations. Suppliers are expected to comply with the standards set forth in SunPower’s Supplier Code of Conduct. Under the Supplier Code of Conduct, SunPower reserves the right to request documentation from its suppliers regarding the source of any 3TG included in their products.

SunPower communicates the Supplier Code of Conduct to suppliers and requires them to acknowledge receipt every year. In addition, SunPower communicates the Supplier Code of Conduct to supply chain employees and it is available in SunPower’s policy and procedure repository as well as posted on SunPower’s website at https://us.sunpower.com/suppliers.

In an effort to increase supplier awareness about Conflict Minerals and related regulatory requirements, provide answers to frequently asked questions concerning 3TG mineral tracing, and ultimately improve the accuracy and completeness of supplier responses, suppliers that were part of SunPower’s outreach received access to the Service Provider’s online resources.

SunPower has a grievance mechanism for reporting violations of its Supplier Code of Conduct. Violations may be reported by calling SunPower’s Compliance and Ethics Helpline at 1-855-832-7249 within the United States, or by going to SunPower’s reporting website at sunpower.alertline.com.

Data Collection; Records Storage and Retention

For 2023, SunPower engaged in data collection on parts selected by SunPower within the bills of materials of products that were contracted to be manufactured, based on supplier spend. The contract manufacturers engaged in data collection for general use parts of products that were contracted to be manufactured, the results of which were reflected in their Conflict Minerals Reporting Templates (collectively, the “CMRTs” and individually, a “CMRT”) furnished to SunPower. SunPower’s outreach included 21 suppliers (the “Suppliers”) that (1) contracted to manufacture products for SunPower which were determined by SunPower to contain or potentially contain 3TG which is necessary to the functionality or production of the products, or (2) provided components, parts, or products which were determined by SunPower to contain or potentially contain necessary 3TG, and which were incorporated into products contracted to be manufactured by SunPower.

SunPower sent the Suppliers a request to submit a CMRT to gather information on the use of 3TG by the Suppliers, the source of the 3TG and the Suppliers’ related compliance procedures. SunPower gave the Suppliers the ability to provide information at a level at which they could most readily assemble the information (i.e., company, product, or user-defined), but required the Suppliers to declare the level of information provided. Following the initial introductions to the program and information request, reminder emails were sent to each non-responsive Supplier, requesting survey completion. This outreach was managed by the Service Provider on our behalf. Additional outreach also is conducted by SunPower’s staff on an as-needed basis to further emphasize the importance of suppliers completing the CMRT.

The Service Provider reviewed CMRT responses received from the Suppliers for incomplete responses, potential errors or inaccuracies, lack of consistency, and other flags. If any “quality control” flags were raised, Suppliers were contacted to clarify the concern. If a smelter or refiner was not on the CMRT Smelter Look-up tab list, the Service Provider (1) requested that the Supplier confirm that the listed entity was a smelter or refiner, (2) consulted publicly-available information to attempt to determine whether the identified entity was a smelter or refiner, or (3) attempted to contact the listed entity. If the smelter or refiner was not identified as Conformant (as later defined) or the equivalent by the Responsible Minerals Initiative (the “RMI”), the London Bullion Market Association (the “LMBA”) or the Responsible Jewellery Council (the “RJC”), SunPower or the Service Provider attempted to contact the smelter or refiner to gain more information about its sourcing practices, including countries of origin and transfer, and due diligence procedures.

To the extent that no contact was made with a smelter or refiner identified by a Supplier, SunPower or the Service Provider searched public information to attempt to determine the mine or location of origin of the 3TG processed by the smelter or refiner and whether it obtains 3TG from sources that directly or indirectly finance or benefit armed groups in a Covered Country.

SunPower has an electronic file for the maintenance of business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions. SunPower stores all supplier CMRTs and documents evidence of identified supplier 3TG sourcing risk. As contemplated by the OECD Guidance, SunPower will maintain these records for at least five years. The Service Provider also has been requested to maintain records in its possession for at least five years.

3TG Risk Management

SunPower obtained information on 3TG sourcing risk from the Service Provider. SunPower further used the CMRT responses to identify 3TG sourcing risk. Given SunPower’s position in the 3TG supply chain, it believes that this is the most efficient means for identifying 3TG sourcing risk.

The quality and supply chain teams within SunPower worked together to identify 3TG sourcing concerns and determine risk mitigation efforts. The quality team reported aggregated risk findings to and the contents of this Conflict Minerals Report are shared with SunPower’s senior management.

SunPower determines on a case-by-case basis the appropriate risk mitigation strategy for any identified risks. Potential outcomes under SunPower’s risk mitigation strategy include continuing to work with the supplier while risks are addressed or reassessing the relationship with the supplier. Under SunPower’s risk management framework, to the extent that risks require mitigation, SunPower monitors and tracks the performance of the risk mitigation efforts and reports these efforts to appropriate senior oversight personnel.

Utilization of Independent Third-Party Audits

To the extent that smelters or refiners are identified, SunPower primarily utilizes information made available by the RMI concerning independent third-party audits and Conformant status. SunPower also relies on audits performed by the LBMA and the RJC.

Report on Supply Chain Due Diligence

SunPower files a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and makes these filings available on its investor relations website.

Findings Concerning Smelters and Refiners and Country of Origin Information

For 2023, SunPower surveyed 21 suppliers as part of its 3TG due diligence and received 14 CMRTs in response to its outreach. The CMRT declarations received identified 350 smelters and refiners that processed or may have processed 3TG contained in SunPower’s products. Of these 14 CMRT declarations, 12 were company-level and 2 were product-level. Due to the number of Suppliers providing company-level declarations, the list of processing facilities disclosed below may over-represent the number of 3TG processing facilities in SunPower’s supply chain.

The following table summarizes the smelter and refiner information provided by the suppliers. Please see the notes that accompany the table for additional information concerning the data in the table.

Metal	Known SORs	Conformant SORs		Active SORs
	Total	Total	% of Known Smelters that are Conformant	Total
Gold	174	88	51%	2
Tantalum	36	34	94%	0
Tin	87	63	72%	2

Tungsten	53	31	59%	0
Total	350	216	62%	4

a.“Known” means that a smelter or refiner is listed on the Smelter Look-up tab list of the CMRT and is therefore a verified smelter. The RMI notes on its website that the operational impacts of COVID-19 have led to postponements of some RMAP assessments.
b.“Conformant” means that a smelter or refiner has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (“RMAP”) standard or an equivalent cross-recognized assessment. Included smelters and refiners were not necessarily Conformant for all or part of 2023 and may not continue to be Conformant for any future period. The RMI website also notes that, due to the eligibility criteria for an RMAP assessment, smelters are sometimes removed from the Conformant list because they are no longer operational and not because they are non-conformant to the standard.
c.“Active” means that a smelter or refiner is currently engaged in the RMAP but a conformance determination has yet to be made.
Country of Origin Information

SunPower has endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requiring that the Suppliers provide it with completed CMRTs and through the other measures described in this Conflict Minerals Report. Where a smelter or refiner has been identified that is not Conformant, SunPower or the Service Provider also has reviewed public information, to the extent available, to try to determine the mine or location of origin of the 3TG processed by the smelter or refiner.

The countries of origin of the newly-mined 3TG processed by smelters and refiners listed above may have included countries listed below (as well as possibly other countries).

Argentina	Ethiopia	Mauritania	Senegal
Australia	Fiji	Mexico	Serbia
Austria	Finland	Mongolia	South Africa
Azerbaijan	France	Morocco	South Korea
Benin	French Guiana	Mozambique	Spain
Bolivia	Georgia	Myanmar	Sudan*
Botswana	Guatemala	Namibia	Suriname
Brazil	Guinea	New Zealand	Sweden
Burkina Faso	Guyana	Nicaragua	Taiwan
Burundi*	Honduras	Niger	Tanzania*
Cambodia	India	Nigeria	Thailand
Canada	Indonesia	Oman	Turkey
Chile	Ivory Coast	Panama	Uganda*
China	Japan	Papua New Guinea	United Kingdom
Colombia	Kazakhstan	Peru	United States of America
Czech Republic	Kenya	Philippines	Uzbekistan
Democratic Republic of the Congo*	Kyrgyzstan	Portugal	Venezuela
Dominican Republic	Laos	Russian Federation	Vietnam
Ecuador	Liberia	Rwanda*	Zambia*
Egypt	Malaysia	Saudi Arabia	Zimbabwe
Mali
* Represents a Covered Country.

The 3TG processed by the identified smelters and refiners also may have originated in whole or in part from recycled or scrap sources.

Due Diligence Improvement Measures

SunPower intends to further improve its due diligence measures for 2024 in order to mitigate the risk that the necessary 3TG in its in-scope products benefit armed groups by taking the following steps, among others:

•Continue to alert suppliers when SunPower obtains information that a 3TG smelter or refiner is believed to be irresponsibly sourcing 3TG.
•Request that suppliers who have identified non-Conformant or high-risk smelters require their upstream suppliers to find alternative sources of 3TG or require certification of the smelters and refiners in their supply chains to become Conformant.
•Review our 3TG compliance program for potential additional enhancements, in particular ways to enhance supplier engagement.

The foregoing steps are in addition to the other steps that SunPower took for 2023.